UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 17, 2010
Kennametal Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-5318 (Commission File Number)	25-0900168 (IRS Employer Identification No.)

World Headquarters 1600 Technology Way P.O. Box 231
Latrobe, Pennsylvania		15650-0231
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code:
(724) 539-5000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On May 17, 2010, Kennametal Inc. (the “Company”) announced a key management change designed to further align the organization and enhance future profitable growth. Effective immediately, Gary W. Weismann will become Vice President and President, Business Groups, assuming responsibility for the Company’s two business units world wide. In this role, Mr. Weismann will lead the resources of both the Advanced Solutions Services Group and the Metalworking Solutions and Services Group to maximize the Company’s profitable growth through delivering innovative products to customers. Paul Demand, who served as Vice President and President of MSSG since July 2008, has left the company to pursue other opportunities.
Mr. Weismann, 54, has more than 21 years of total service with Kennametal. He originally joined the Company in 1979. During his tenure, he has assumed assignments of increasing responsibility, including international marketing, corporate planning and development, and mergers and acquisitions. In 1994, Mr. Weismann left Kennametal to join TRINOVA Corporation, where he became leader of the Corporate Technology Organization before joining what is now Actuant Corporation. At Actuant, he became Senior Vice President and General Manager, Engineered Products Division, leaving in 1999 for Marketing Solutions, a private management and development group, where he served as a Managing Partner. Mr. Weismann then rejoined Kennametal in 2004 as Vice President and General Manager of the global Electronics Products Group. Since then, he has served as Vice President of Energy, Mining and Construction Solutions Group, and most recently, as Vice President and President, AMSG since August 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENNAMETAL INC. Registrant
Date: May 17, 2010	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel